Exhibit 10.26

AMENDMENT NO. 6

TO

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This AMENDMENT NO. 6 TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into as of May 23, 2016, by and among WELLS FARGO CAPITAL FINANCE, LLC, in its capacity as agent (in such capacity, “Agent”) for the Lenders (as defined in the Loan Agreement referred to below), KINERGY MARKETING LLC (“Kinergy”), and PACIFIC AG. PRODUCTS, LLC (“Pacific Ag” and together with Kinergy, each individually, a “Borrower” and collectively, the “Borrowers”).

WHEREAS, Borrowers, Agent and Lenders have entered into certain financing arrangements as set forth in (a) the Amended and Restated Loan and Security Agreement, dated as of May 4, 2012, by and among Agent, Lenders and Borrowers (as amended, restated, renewed, extended, supplemented, substituted and otherwise modified from time to time, the “Loan Agreement”) and (b) the Financing Agreements (as defined in the Loan Agreement); and

WHEREAS, Borrowers, Agent and Lenders have agreed to amend and modify certain provisions of Loan Agreement, subject to the terms and conditions of this Amendment.

NOW, THEREFORE, upon the mutual agreements and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.        Definitions.

(a)               Additional Definitions. The Loan Agreement is hereby amended to add the following new definitions thereto:

““Amendment No. 6” shall mean Amendment No. 6 to Amended and Restated Loan and Security Agreement, dated as of May 23, 2016.”

““FILO Availability” means, as of any date of determination, an amount equal to the lesser of (a) the FILO Limit or (b) the sum of (i) five percent (5%) of the Eligible Accounts of Borrowers, plus (ii) the lesser of (A) fifteen percent (15%) of the Value of the Eligible Inventory and Eligible-In Transit Inventory of Borrowers consisting of commodities for which mark to market pricing is published or reported by the Los Angeles Oil Price Information Service (commonly known as OPIS) and/or the Chicago Board of Trade (commonly known as CBOT) or (B) ten percent (10%) of the Net Recovery Percentage multiplied by the Value of Eligible Inventory and Eligible In-Transit Inventory of Borrowers.”

““FILO Limit” means $7,500,000; provided that (a) on each annual anniversary date of this Agreement, commencing May 4, 2017, the FILO Limit shall be reduced by $2,500,000, and (b) unless sooner reduced in accordance with the foregoing, the FILO Limit shall be reduced to zero (0) on the 90th day prior to the maturity or termination date of the Aventine Term Loan Agreement.”

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““FILO Loans” means, as of any date of determination, that portion of the principal amount of Revolving Loans outstanding equal to the FILO Availability (or, if such principal amount of Revolving Loans outstanding is less than the FILO Availability, such lesser amount).

(b)                Interpretation. Capitalized terms used and not defined in this Amendment shall have the respective meanings given them in the Loan Agreement.

2.	Amendments.

(a)                Inventory Advance Rate. The definition of "Applicable Inventory Advance Rate" set forth in Section 1 of the Loan Agreement is hereby deleted in its entirety.

(b)               Applicable Margin. Subsection (a) of Section 1.6 of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

"(a) Subject to clause (b) below, at any time, as to the Interest Rate for all Loans, the applicable percentage (on a per annum basis) set forth below if the Quarterly Average Excess Availability is at or within the amounts indicated for such percentage:

Tier	Quarterly Average Excess Availability	Applicable Margin for Revolving Loans other than FILO Loans	Applicable Margin for FILO Loans
1	Greater than an amount equal to 25% of the Maximum Credit	1.75%	2.25%

2.	Less than or equal to an amount equal to 25% of the Maximum Credit and greater than an amount equal to 10% of the Maximum Credit	2.25%	2.75%

3	Less than or equal to an amount equal to 10% of the Maximum Credit	2.75%	3.25%

(c)                Borrowing Base. Subsection (a) of Section 1.13 of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

"(a)      the sum of:

(i)                eighty-five percent (85%) of the Eligible Accounts of Borrowers; plus

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(ii)              the lesser of (A) the Inventory Loan Limit, (B) seventy percent (70%) multiplied by the Value of the Eligible Inventory and Eligible-In-Transit Inventory of Borrowers, or (C) eighty-five percent (85%) of the Net Recovery Percentage multiplied by the Value of Eligible Inventory and Eligible In Transit Inventory of Borrowers; plus

(iii)             FILO Availability (which, for the avoidance of doubt but without limiting Section 2.1(b) of this Agreement, is in addition to amounts available under clauses (i) and (ii) above); minus"

(d)                Interest Rate. Subsection (b) of Section 1.68 of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“(b) Notwithstanding anything to the contrary contained in clause (a) of this definition, the Applicable Margin otherwise used to calculate the Interest Rate shall, with respect to each category of Revolving Loans, be the highest percentage set forth in the definition of the term Applicable Margin for such category of Revolving Loans plus two (2%) percent per annum, at Agent's option, without notice, (i) either (A) for the period on and after the date of termination or non-renewal hereof until such time as all Obligations are indefeasibly paid and satisfied in full in immediately available funds, or (B) for the period from and after the date of the occurrence of any Event of Default, and for so long as such Event of Default is continuing as determined by Agent and (ii) on the Revolving Loans to Borrowers at any time outstanding in excess of the Borrowing Base (whether or not such excess(es) arise or are made with or without Agent's or any Lender's knowledge or consent and whether made before or after an Event of Default).”

(e)	Eligible Accounts.

(i)                 Subsection (b) of Section 1.33 of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“(b) intentionally omitted.”

(ii)               Subsection (n) of Section 1.33 of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“(n) such Accounts are not unpaid more than the earlier of (i) in the case of Accounts of Pacific AG with payment terms of thirty (30) or more days, thirty (30) days after the original due date for such Accounts or ninety (90) days after the date of the original invoice for them, and (ii) in the case of all other Accounts, thirty (30) days after the original due date for such Accounts or forty-five (45) days after the date of the original invoice for them."

(f)            Concentration Limits. Subsections (i) and (ii) of Section 1.33(m) of the Loan Agreement are hereby deleted in their entirety and the following substituted therefor:

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"(i) with respect to any Borrower, the aggregate amount of such Accounts of such Borrower owing by a single account debtor (other than Royal Dutch Shell plc, Idemitsu Apollo Corporation, Maverik, Inc., Valero Energy Corporation, Tesoro Corporation, ConocoPhillips Company, Chevron Corporation and Vitol, Inc.) do not constitute more than twenty (20%) percent of the aggregate amount of all otherwise Eligible Accounts, (ii) with respect to any Borrower, the aggregate amount of such Accounts of such Borrower owing by any of Sinclair, Idemitsu Apollo Corporation, Maverik, Inc. or Vitol, Inc. do not, in each case, constitute more than twenty-five (25%) percent of the aggregate amount of all otherwise Eligible Accounts,"

(g)            FILO Loans. The Loan Agreement is hereby amended to add the following new Section 2.1(d):

“(d) Notwithstanding anything to the contrary contained herein or in any other Financing Agreement, FILO Loans shall be deemed to be the first Revolving Loans made and the last Revolving Loans repaid or prepaid, such that FILO Loans shall be on a “first in-last-out” basis; provided that, notwithstanding anything to the contrary herein, if at any time the aggregate amount of FILO Loans outstanding exceeds the FILO Availability, the FILO Loans shall be repaid prior to other Loans up the amount required to cause the aggregate amount of FILO Loans outstanding to no longer exceed the FILO Availability. Except in Agent's discretion, with the consent of all Lenders or as otherwise provided herein, the aggregate amount of FILO Loans outstanding at any time shall not exceed the FILO Availability. In the event that the aggregate amount of FILO Loans outstanding exceeds the FILO Availability, Borrowers shall, upon demand by Agent made at any time or from time to time, immediately repay to Agent the entire amount of any such excess(es) for which payment is demanded.”

(h)              Payments. Subsection (a) of Section 6.4 of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“(a) All Obligations shall be payable to the Agent Payment Account as provided in Section 6.3 or such other place as Agent may designate from time to time. Subject to the other terms and conditions contained herein, Agent shall apply payments received or collected from any Borrower or any Guarantor or for the account of any Borrower or any Guarantor (including the monetary proceeds of collections or of realization upon any Collateral) as follows: first, to pay any fees, indemnities or expense reimbursements then due to Agent, Lenders and Issuing Bank from any Borrower or any Guarantor; second, to pay interest due in respect of any Loans (and including any Special Agent Advances) or Letter of Credit Obligations; third, to pay or prepay principal in respect of Special Agent Advances; fourth, to pay principal due in respect of the Loans (other than FILO Loans) and to pay Obligations then due arising under or pursuant to any Hedge Agreements of a Borrower or a Guarantor with Agent or a Bank Product Provider (up to the amount of any then effective Reserve established in respect of such Obligations), on a pro rata basis; fifth, to pay principal due in respect of the FILO Loans, sixth, to pay or prepay any other Obligations whether or not then due, in such order and manner as Agent determines and at any time an Event of Default exists or has occurred and is continuing, to provide cash collateral for any Letter of Credit Obligations or other contingent Obligations (but not including for this purpose any Obligations arising under or pursuant to any Bank Products); and seventh, to pay or prepay any Obligations arising under or pursuant to any Bank Products (other than to the extent provided for above) on a pro rata basis, Notwithstanding anything to the contrary contained in this Agreement, to the extent any Borrower uses any proceeds of the Loans or Letters of Credit to acquire rights in or the use of any Collateral or to repay any Indebtedness used to acquire rights in or the use of any Collateral, payments in respect of the Obligations shall be deemed applied first to the Obligations arising from Loans and Letters of Credit that were not used for such purposes and second to the Obligations arising from Loans and Letters of Credit the proceeds of which were used to acquire rights in or the use of any Collateral in the chronological order in which such Borrower acquired such rights in or the use of such Collateral.”

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(i)              Audited Financial Statements. Section 9.6(a)(iii) of the Loan Agreement is hereby amended by deleting “, and” at the end thereof and substituting the following therefor:

“; notwithstanding the foregoing, the due date for such audited financial statements for the fiscal year ending December 31, 2015 shall be May 31, 2016, and”

(j)            Collateral Reporting. Notwithstanding the amount of Excess Availability reflected in a Borrowing Base Certificate delivered by Borrowers to Agent at any time prior to the date hereof, Agent and Lenders (i) agree that an Increased Reporting Period is not now in effect and (ii) waive any right to an Increased Reporting Period under Section 7.1(a)(i) based solely on the amount of Excess Availability reflected in a Borrowing Base Certificate delivered by Borrowers to Agent at any time prior to the date hereof.

3.          Additional Representation. In addition to the continuing representations, warranties and covenants at any time made by Borrowers to Agent and Lenders pursuant to the Loan Agreement and the other Financing Agreements, Borrowers hereby jointly and severally represent, warrant and covenant with and to Agent and Lenders that, (a) as of the date of this Amendment and after giving effect hereto, no Default or Event of Default exists or has occurred and is continuing and (b) Borrowers have provided to Agent true and complete copies of the Aventine Term Loan Agreement and Term Loan Intercreditor Agreement, in each case, as in effect as of the date hereof.

4.          Release. In consideration of the agreements of Agent and Lenders contained herein and the making of loans by or on behalf of Agent and Lenders to Borrowers pursuant to the Loan Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Borrower and Parent on behalf of itself and its successors, assigns, and other legal representatives, hereby, jointly and severally, absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and each Lender, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives and their respective successors and assigns (Agent, each Lender and all such other parties being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, whether liquidated or unliquidated, matured or unmatured, asserted or unasserted, fixed or contingent, foreseen or unforeseen and anticipated or unanticipated, which any Borrower or Parent, or any of its successors, assigns, or other legal representatives and its successors and assigns may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any nature, cause or thing whatsoever which arises at any time on or prior to the day and date of this Agreement, in relation to, or in any way in connection with the Loan Agreement, as amended and supplemented through the date hereof, this Agreement and the other Financing Agreements. Each Borrower and Parent understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

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5.                  Amendment Fee. In addition to all other fees, costs and expenses payable by Borrowers to Agent and Lenders under the Financing Agreements, Borrowers shall pay to Agent, for the ratable benefit of Lenders, an amendment fee in the amount of $37,500 (the “Amendment Fee”). The Amendment Fee shall be fully earned, due and payable on the date hereof, and shall not be subject to refund or rebate for any reason.

6.                   Conditions to Effectiveness. The effectiveness of this Amendment shall be subject to the receipt by Agent of an original (or electronic copy) of this Amendment duly authorized, executed and delivered by Borrowers and Lenders.

7.                   Effect of this Amendment. Except as modified pursuant hereto, no other changes or modifications to the Loan Agreement or the other Financing Agreements are intended or implied and in all other respects the Loan Agreement and other Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the date hereof. To the extent of conflict between the terms of this Amendment, on the one hand, and Loan Agreement or the other Financing Agreements, on the other hand, the terms of this Amendment shall control.

8.                   Further Assurances. Borrowers shall execute and deliver such additional documents and take such additional action as may be reasonably requested by Agent to effectuate the provisions and purposes of this Amendment.

9.                   Binding Effect. This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

10.               Governing Law. The rights and obligations hereunder of each of the parties hereto shall be governed by and interpreted and determined in accordance with the internal laws of the State of California (without giving effect to principles of conflict of laws).

11.               Counterparts. This Amendment may be signed in counterparts, each of which shall be an original and all of which taken together constitute one agreement. In making proof of this Amendment, it shall not be necessary to produce or account for more than one counterpart signed by the party to be charged, Delivery of an executed counterpart of this Amendment electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their authorized officers as of the day and year first above written.

BORROWERS:

KINERGY MARKETING LLC,

   as a Borrower

By: /s/ Bryon T. McGregor

Name: Bryon T. McGregor

Title: CFO

PACIFIC AG. PRODUCTS, LLC,

   as a Borrower

By: /s/ Bryon T. McGregor

Name: Bryon T. McGregor

Title: CFO

ACKNOWLEDGED AND AGREED:

PACIFIC ETHANOL, INC,

   as Parent

By: /s/ Bryon T. McGregor

Name: Bryon T. McGregor

Title: CFO

AGENT AND LENDER:

WELLS FARGO CAPITAL FINANCE, LLC,

   as Agent and sole Lender

By: /s/ Carlos Valles

Name: Carlos Valles

Title: Vice President

Signature Page to Amendment No. 6